Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2014 FOURTH QUARTER AND FISCAL YEAR RESULTS

BOISE, Idaho (November 6, 2014) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its fourth quarter and fiscal year ended September 30, 2014.

Highlights:

▪

Total revenues were $794.1 million for the quarter, 31.2% higher than revenues for the same period in the prior fiscal year.  These results include the impact of the acquisition of substantially all of the assets of IVESCO Holdings, LLC (“IVESCO”), which closed on November 1, 2013.

▪	Operating income was $28.8 million for the quarter, 28.1% higher than operating income for the same period in the prior fiscal year.
▪	SG&A expenses as a percentage of total revenues improved to 7.8%, compared to 8.3% in the same period in the prior fiscal year.
▪

Net income was $17.4 million for the quarter, 22.3% higher than net income for the same period in the prior fiscal year, in spite of incurring approximately $0.9 million of integration and acquisition related costs during the quarter.

▪

Diluted earnings per share were $1.36 for the quarter, compared to $1.12 for the same period in the prior fiscal year, an increase of 21.4%.   Diluted earnings per share were $5.65 for the fiscal year, compared to $4.95 for the prior fiscal year.

▪

Placement of Abaxis chemistry and hematology instruments increased by 167%, to 377 units during the quarter, compared to 141 units in the same period in the prior fiscal year.  During August and September, the last two months of the quarter, placement of Abaxis chemistry and hematology instruments increased by 213% to 322 units, compared to 103 units in the same period in the prior fiscal year.

▪	Internet sales to independent veterinary practices and producers in the United States grew by approximately 24% for the quarter compared to the same period in the prior fiscal year.
▪	Revenues from our veterinary pharmacy programs in the United States increased approximately 27% to $75.5 million for the quarter compared to $59.7 million in the same period in the prior fiscal year.
▪

On September 2, 2014, we acquired VetSpace Limited and certain of its affiliates (collectively, “VetSpace”), a leading provider of practice management software to veterinary practices, principally in the United Kingdom.

▪

We estimate that our organic revenue growth rate in the United States was approximately 9% for the quarter, and approximately 11% adjusted for the net effect of beta-agonist sales, which were significantly reduced in the current quarter as a result of a voluntary product suspension.

“MWI delivered another great quarter and fiscal year with strong financial and operational performance,” said Jim Cleary, President and Chief Executive Officer.  “The excellent execution by our team members continued to drive our business growth and positive results for our customers and vendor partners.  This past fiscal year brought many new changes to our company, including the continued successful integration of IVESCO, and the recently acquired VetSpace business.  We also are seeing positive trends in the animal health market contributing to organic growth.”

Quarter ended September 30, 2014 compared to quarter ended September 30, 2013

Total revenues increased  31.2% to $794.1 million for the quarter ended September 30, 2014, compared to $605.1 million for the quarter ended September 30, 2013.  Revenue growth in the United States was 33.6% from the same quarter in the prior year, due to revenues related to the acquisition of substantially all of the assets of IVESCO, and organic revenue growth. Growth in flea, tick and heartworm products represented 1.7% of the revenue growth in the United States during the quarter ended September 30, 2014. Revenues in the United States benefited from diagnostic lines, which represented 1.2% of the revenue growth during the quarter ended September 30, 2014.  Revenues in the United Kingdom increased 15.0% from the same period in the prior fiscal year, including  an 8.4% increase related to foreign currency translation. Commissions increased 5.0% to $4.8 million for the quarter ended September 30, 2014, compared to $4.6 million for the quarter ended September 30, 2013.

Gross profit increased by  24.6% to $93.7 million for the quarter ended September 30, 2014, compared to $75.2 million for the quarter ended September 30, 2013. Gross profit as a percentage of total revenues was 11.8% for the quarter ended September 30, 2014, compared to 12.4% for the same period in the prior fiscal year. Product margin as a percentage of total revenues decreased partially due to the addition of the IVESCO business in November 2013.  The product margin on this business is generally lower than our overall product margin.  This serves to reduce the overall product margin of the consolidated company when compared to our results for the same period in the prior year.  Vendor rebates for the quarter ended September 30, 2014 decreased by $0.3 million compared to the quarter ended September 30, 2013.

Operating income increased 28.1% to $28.8 million for the quarter ended September 30, 2014, compared to $22.5 million for the quarter ended September 30, 2013.  SG&A expenses increased 23.1% to $61.8 million for the quarter ended September 30, 2014, compared to $50.2 million for the quarter ended September 30, 2013.  The increase in SG&A expenses was primarily due to the addition of the IVESCO business in November 2013.  We also incurred approximately $0.9 million of integration and acquisition related costs during the quarter, which includes $0.5 million related to the VetSpace acquisition. SG&A expenses as a percentage of total revenues improved to 7.8% for the quarter ended September 30, 2014, compared to 8.3% for the quarter ended September 30, 2013.

Net income increased 22.3% to $17.4 million for the quarter ended September 30, 2014, compared to $14.2 million for the quarter ended September 30, 2013.  Diluted earnings per share were $1.36 and $1.12 for the quarters ended September 30, 2014 and 2013, respectively, an increase of 21.4%.

Fiscal year ended September 30, 2014 compared to fiscal year ended September 30, 2013

Total revenues increased 27.0% to $2.98  billion for the fiscal year ended September 30, 2014, compared to $2.35 billion for the fiscal year ended September 30, 2013.  Revenue growth in the United States was 30.5% for the fiscal year ended September 30, 2014, compared to the same period in the prior fiscal year, due to revenues related to the acquisition of substantially all of the assets of IVESCO and organic revenue growth. Growth in diagnostics lines represented 1.4% of the revenue growth in the United States during the year ended September 30, 2014. Revenues in the United States benefited from growth in flea, tick and heartworm products, which represented 1.3% of the revenue growth during the year ended September 30, 2014.  Revenues increased 4.5% in the United Kingdom due to a 6.0% increase related to foreign currency translation. Commissions increased 8.8% to $20.5 million during the fiscal year ended September 30, 2014, compared to $18.9 million during the fiscal year ended September 30, 2013.

Gross profit increased by 22.0% to $371.3  million for the fiscal year ended September 30, 2014, compared to $304.3 million for the fiscal year ended September 30, 2013.  Gross profit as a percentage of total revenues was 12.5%  for the fiscal year ended September 30, 2014, compared to 13.0% for the fiscal year ended September 30, 2013.  Product margin as a percentage of total revenues decreased primarily due to the addition of the IVESCO business in November 2013.  The product margin on this business is generally lower than our overall product margin.  This serves to reduce the overall product margin of the consolidated company when compared to our results for the prior year.  Vendor rebates for the fiscal year ended September 30, 2014 increased by approximately $8.8 million compared to the fiscal year ended September 30, 2013, due to success with manufacturer rebate programs, particularly in the first quarter of fiscal 2014.

Operating income increased 17.4% to $117.8 million for the fiscal year ended September 30, 2014, compared to $100.3 million for the fiscal year ended September 30, 2013.  SG&A expenses increased 24.6% to $241.7 million for the fiscal year ended September 30, 2014, compared to $194.0 million for the fiscal year ended September 30, 2013.  The increase in SG&A expenses was primarily due to the addition of IVESCO in November 2013. We incurred approximately $3.3 million of integration and acquisition related costs during the year in connection with our acquisitions of IVESCO and VetSpace. SG&A expenses as a percentage of total revenues improved to 8.1% for the year ended September 30, 2014, compared to 8.3% for the year ended September 30, 2013.

Net income increased 14.5% to $72.0 million for the fiscal year ended September 30, 2014, compared to $62.8 million for the fiscal year ended September 30, 2013.  Diluted earnings per share were $5.65 and $4.95 for the fiscal years ended September 30, 2014 and 2013, respectively, an increase of 14.1%.

Business Outlook

The Company estimates that for the fiscal year ending September 30, 2015 revenues will be from $3.19 billion to $3.28 billion, which represents growth of 7% to 10% compared to revenues in fiscal year 2014.  The Company estimates that diluted earnings per share will be from $6.10 to $6.28 per share for the fiscal year ending September 30, 2015, which represents growth of 8% to 11% compared to diluted earnings per share in fiscal year 2014.  These estimates are based on the Company’s current calendar-year and quarterly vendor contracts which typically undergo annual renegotiation and which may include terms such as rebates, commissions and exclusivity requirements.

Conference Call

The Company will be hosting a conference call on November 6, 2014 at 11:00 a.m. eastern time to discuss in greater detail these results and its fiscal year 2015 business outlook.  Participants can access the conference call by dialing (877) 638-4561. International callers can access the conference call by dialing (720) 545-0002.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through November 13, 2014 by calling (855) 859-2056 for calls within the United States or (404) 537-3406 for international calls using the passcode 22113689 or by accessing the Company’s website.

MWI is a leading distributor of animal health products across the United States of America and United Kingdom. MWI sells both companion animal and production animal products including pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, supplies, pet food, capital equipment and nutritional products. MWI also is a leading innovator and provider of value-added services and technologies used by veterinarians and producers. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor contracts or rebate programs; vendor rebates based upon attaining certain growth goals; transitional challenges associated with acquisitions, including the failure to retain customers and the disproportionate demands on management resources to integrate acquired businesses; financial risks associated with acquisitions and investments; changes in the way vendors introduce/deliver products to market; seasonality; competition; inability to ship products to the customer as a result of technological or shipping disruptions; a disruption caused by adverse weather (i.e. drought) or other natural conditions or disasters; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors or margin reductions if we become a non-exclusive distributor; the impact of general economic trends on our business; possible changes in the use of feed additives (antibiotics, growth promotants) used in production animal products due to trade restrictions, animal welfare and/or government regulations; the recall of a significant product by one of our vendors; risks associated with our international operations; the impact of tightening credit standards and/or access to credit on behalf of our customers and suppliers; extended shortage or backorder of a significant product by one of our vendors; our intellectual property rights may be inadequate to protect our business; the timing and effectiveness of marketing programs or price changes offered by our vendors; the timing of the introduction of new products and services by our vendors; unforeseen litigation; the ability to borrow on our revolving credit facility, extend the terms of our revolving credit facility or obtain alternative financing on favorable terms or at all; and risks from potential increases in variable interest rates. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.
(Unaudited - Dollars and shares in thousands, except per share amounts)

	Quarter Ended September 30,		Year Ended September 30,
Condensed Consolidated Statements of Income	2014	2013	2014	2013
Revenues	$794,059	$605,080	$2,981,038	$2,347,485
Cost of product sales	700,369	529,861	2,609,725	2,043,147
Gross profit	93,690	75,219	371,313	304,338
Selling, general and administrative expenses	61,759	50,180	241,717	193,999
Depreciation and amortization	3,138	2,566	11,836	10,016
Operating income	28,793	22,473	117,760	100,323
Interest expense	(230)	(115)	(1,186)	(714)
Other income	324	252	1,131	1,072
Income before taxes	28,887	22,610	117,705	100,681
Income tax expense	(11,505)	(8,394)	(45,743)	(37,832)
Net income	$17,382	$14,216	$71,962	$62,849

Net income per share - diluted	$1.36	$1.12	$5.65	$4.95
Weighted average common
shares outstanding - diluted	12,747	12,721	12,745	12,709

	September 30,	September 30,
Condensed Consolidated Balance Sheets	2014	2013
Assets
Cash	$3,846	$953
Receivables, net	398,990	307,445
Inventories	430,499	326,093
Prepaid expenses and other current assets	8,436	6,004
Deferred income taxes	2,812	2,327
Total current assets	844,583	642,822
Property and equipment, net	50,150	39,183
Goodwill	86,881	71,150
Intangibles, net	50,093	40,490
Other assets, net	11,622	8,910
Total Assets	$1,043,329	$802,555
Liabilities
Credit facilities	$78,200	$18,801
Accounts payable	418,801	324,057
Accrued expenses and other current liabilities	28,792	21,816
Current portion of capital lease obligations	1	103
Total current liabilities	525,794	364,777
Deferred income taxes	12,602	9,321
Long-term debt and capital lease obligations	-	16
Other long-term liabilities	2,562	2,122
Stockholders' Equity	502,371	426,319
Total Liabilities and Stockholders' Equity	$1,043,329	$802,555